Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS EARNINGS GROWTH OF 24.1% TO $0.36 PER SHARE
 2004 EARNINGS TARGET RAISED BY $0.04 TO AT LEAST $1.51 PER SHARE

– Operating Margin Increases to 13.6%; Revenue Growth Improves to 7.3%; Backlog Grows 17.3% to $1.26B–

Princeton, New Jersey, July 21, 2004 – Covance Inc. (NYSE: CVD) today reported earnings for its second quarter ended June 30, 2004 of $0.36/diluted share, 24.1% growth over the same period in 2003.

“During the second quarter the employees of Covance continued their strong focus on operational and service excellence for clients. This led to a 50 basis point sequential increase in operating margin to 13.6% and earnings of $0.36 per share. We were also very pleased to achieve strong order flow in the quarter, driving backlog to a record of $1.26 billion, a year over year increase of more than 17%,” said Chris Kuebler, Chairman and CEO. “Our Early Development businesses continued to experience exceptional demand, leading to revenue growth of 22.3% and operating income growth of 45.4%. Early Development operating margins exceeded 23% for the second consecutive quarter. In Late-Stage Development, operating margins improved 70 basis points sequentially to 15.0%. Late-Stage Development revenue performance continued to be affected by the below target net orders experienced by our central laboratories in the first half of 2003. However, based on the stronger order performance across the segment over the past four quarters, we expect revenue growth to resume next quarter. The continued strength in orders and productivity advancements across the organization lead us to raise our 2004 earnings target from at least $1.47 per share to at least $1.51 per share.”

“Repeat work from highly satisfied clients combined with significant growth from our strategic accounts led to our third consecutive quarter of record order performance,” said Joe Herring, President and COO. “The contribution to sequential backlog growth of $89 million was broad-based across our service offerings. We were especially pleased to see several significant wins in our niche service offerings, including two very large, multi-year contracts from longstanding biotechnology clients that secured capacity in our health economics services and a $6.3 million contract from a top five pharmaceutical company for our centralized ECG services. Productivity continued to accelerate as evidenced by year over year growth in revenue per full-time equivalent (FTE) and operating margin per FTE of 11% and 24%, respectively. We continue to expect further improvements in productivity and increased margins going forward.”

Consolidated Results

($ in millions except EPS)	2Q04	2Q03	Change	2004 YTD	2003 YTD	Change
Net Revenues	$251.0	$233.8	7.3%	$495.2	$467.2	6.0%
Reimbursable Out-of-Pockets	$7.6	$8.5		$14.9	$18.2
Total Revenues	$258.6	$242.3		$510.1	$485.4

Costs and Expenses	$217.0	$205.7	5.5%	$429.1	$411.4	4.3%
Reimbursable Out-of-Pockets	$7.6	$8.5		$14.9	$18.2
Total Costs and Expenses	$224.6	$214.2		$444.0	$429.6

Operating Income	$34.0	$28.2	20.9%	$66.1	$55.8	18.6%
Operating Margin %	13.6%	12.0%		13.5%	11.9%

Net Income	$23.3	$18.3	27.6%	$45.5	$36.2	25.7%
Diluted EPS	$0.36	$0.29	24.1%	$0.70	$0.58	20.7%

Net revenues for the second quarter of 2004 increased 7.3% to $251.0 million compared to $233.8 million in the second quarter of 2003. Year-to-date net revenues increased 6.0% to $495.2 million compared to $467.2 million in the prior year.

Costs and expenses for the second quarter of 2004 increased 5.5% to $217.0 million compared to $205.7 million in the second quarter of 2003. Year-to-date, costs and expenses increased 4.3% to $429.1 million compared to $411.4 million in the prior year.

Consolidated operating income for the second quarter of 2004 increased 20.9% to $34.0 million compared to $28.2 million in the second quarter of 2003. Operating margin for the second quarter of 2004 was 13.6% compared to 12.0% for the second quarter of last year and 13.1% the previous quarter. Year-to-date, operating income increased 18.6% to $66.1 million compared to $55.8 million in the prior year.

Net income for the second quarter of 2004 increased 27.6% to $23.3 million or $0.36/diluted share compared to $18.3 million or $0.29/diluted share for the second quarter of last year. Year-to-date, net income increased 25.7% to $45.5 million or $0.70/diluted share compared to $36.2 million or $0.58/diluted share for the same period in 2003.

Operating Segment Results

Early Development

($ in millions)	2Q04	2Q03	Change	2004 YTD	2003 YTD	Change
Net Revenues	$120.7	$98.7	22.3%	$236.0	$198.7	18.8%
Operating Income	$27.9	$19.2	45.4%	$54.8	$38.3	43.2%
Margin %	23.1%	19.5%		23.2%	19.3%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services. Early Development net revenues for the second quarter of 2004 had exceptional growth of 22.3% to $120.7 million compared to $98.7 million in the second quarter of 2003, led by particularly strong performances in our toxicology, chemistry and North American Phase I services. Year-to-date, net revenues grew 18.8% to $236.0 million compared to $198.7 million in the prior year.

Operating income for the second quarter of 2004 increased 45.4% to $27.9 million compared to $19.2 million for the second quarter of last year. Operating margin for the second quarter of 2004 was 23.1% versus 19.5% in the second quarter of the prior year. Year over year operating margin improvement was broad-based and reflected continued strong performances in our toxicology, chemistry and North American Phase I services. Year-to-date, operating margins were 23.2% compared to 19.3% in the prior year.

Late-Stage Development

($ in millions)	2Q04	2Q03	Change	2004 YTD	2003 YTD	Change
Net Revenues	$130.3	$135.1	-3.6%	$259.2	$268.6	-3.5%
Operating Income	$19.5	$20.9	-6.9%	$38.0	$40.1	-5.3%
Margin %	15.0%	15.5%		14.6%	14.9%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (Phase IV studies and health economics and outcomes services), and central diagnostic services. Late-Stage Development net revenues for the second quarter of 2004 were $130.3 million, up $1.4 million sequentially, and compared to $135.1 million in the second quarter of 2003. As expected, revenue growth continued to be impacted by lower volume levels in our central laboratory. Year to date revenues were $259.2 million compared to $268.6 million in the prior year. Revenue performance is forecast to improve in the second half of 2004 as volume builds in the central laboratory.

Operating income for the second quarter of 2004 grew to $19.5 million, up $1.1 million sequentially, and compared to $20.9 million in the second quarter of the prior year. Operating margin for the second quarter of 2004 was 15.0% versus 14.3% last quarter and 15.5% in the second quarter of the prior year. Clinical development, commercialization, and central diagnostics experienced strong year on year margin growth. Overall operating margins continued to be impacted by lower volume levels in our central laboratory. Late-Stage Development operating margins are expected to continue to increase going forward.

Corporate Information

The Company’s backlog was a record $1.26 billion at June 30, 2004 compared to $1.17 billion at March 31, 2004 and $1.07 billion at June 30, 2003. Backlog grew both sequentially and on a year-over-year basis in both Early Development and Late-Stage Development.

The Company continues to have no debt outstanding and reported cash and cash equivalents of $152.6 million at June 30, 2004 versus $144.2 million at March 31, 2004. During the quarter, Covance repurchased approximately 900,000 shares of its common stock. On June 28, 2004, Covance announced that the Board of Directors authorized the repurchase of up to an additional three million shares, or nearly five percent, of the Company’s common stock. This authorization is in addition to the approximately 265,000 shares remaining under the repurchase authorization announced in 2003.

Capital expenditures for the second quarter were $14.2 million and totaled $23.3 million in the first half of 2004. Free cash flow (cash from operations less capital spending) was $26.0 million in the quarter and $30.1 million year to date. We continue to expect 2004 capital spending to be in the range of $60 million to $70 million and 2004 free cash flow to be in the range of $85 million to $95 million, exclusive of moderate incremental spending for strategic expansions in Early Development.

Net Days Sales Outstanding (DSO) were 52 days at June 30, 2004 versus 48 days at March 31, 2004 and 50 days at June 30, 2003.

The Company’s investor conference call will now be webcast on July 22 at 10:00 am EDT.  The time of this conference call has been changed from 9:00 am EDT to 10:00 am EDT to accommodate the scheduled live interview of Chris Kuebler, Covance Chairman and CEO, on CNBC at approximately 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with 2003 net revenues of $940 million, global operations in 18 countries, and approximately 6,500 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this presentation, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry R&D spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume in central laboratory, clinical development, and commercialization services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits follow

COVANCE INC.

INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003

Net revenues	$250,995	$233,838	$495,238	$467,234
Reimbursable out-of-pockets	7,622	8,507	14,879	18,160
Total revenues	258,617	242,345	510,117	485,394

Costs and expenses:
Cost of revenue	167,120	157,708	328,696	318,728
Reimbursed out-of-pocket expenses	7,622	8,507	14,879	18,160
Selling, general and administrative	38,393	36,522	77,247	70,142
Depreciation and amortization	11,453	11,452	23,191	22,611
Total	224,588	214,189	444,013	429,641

Income from operations	34,029	28,156	66,104	55,753

Other (income) expense, net:
Interest (income) expense, net	(200)	152	(744)	184
Foreign exchange transaction loss (gain), net	218	(41)	418	21
Other expense (income), net	18	111	(326)	205

Income before taxes and equity investee earnings	34,011	28,045	66,430	55,548

Taxes on income	10,885	9,861	21,401	19,623

Equity investee earnings	169	70	435	247

Net income	$23,295	$18,254	$45,464	$36,172

Basic earnings per share	$0.37	$0.30	$0.73	$0.59

Weighted average shares outstanding - basic	62,512,302	61,445,088	62,553,616	61,515,200

Diluted earnings per share	$0.36	$0.29	$0.70	$0.58

Weighted average shares outstanding - diluted	64,795,264	62,267,702	64,726,789	62,769,974

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

June 30, 2004 and DECEMBER 31, 2003

(Dollars in thousands)

	June 30 2004	December 31 2003
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$152,610	$171,600
Accounts receivable, net	160,210	156,799
Unbilled services	54,109	44,053
Inventory	39,317	39,926
Deferred income taxes	8,283	6,230
Prepaid expenses and other current assets	48,550	31,246
Total Current Assets	463,079	449,854

Property and equipment, net	285,955	284,413
Goodwill, net	56,876	56,876
Other assets	38,111	16,482

Total Assets	$844,021	$807,625

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$22,787	$20,129
Accrued payroll and benefits	49,197	50,433
Accrued expenses and other current liabilities	37,820	37,035
Unearned revenue	71,282	82,227
Income taxes payable	9,593	—
Total Current Liabilities	190,679	189,824

Deferred income taxes	36,852	36,776
Other liabilities	19,356	17,044
Total Liabilities	246,887	243,644

Stockholders’ Equity:
Common stock	686	663
Paid-in capital	254,735	199,534
Retained earnings	440,709	395,245
Cumulative translation adjustment	24,530	21,960
Treasury stock	(123,526)	(53,421)
Total Stockholders’ Equity	597,134	563,981

Total Liabilities and Stockholders’ Equity	$844,021	$807,625

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2003

(Dollars in thousands)

(UNAUDITED)

	Six Months Ended June 30
	2004	2003
Cash flows from operating activities:
Net income	$45,464	$36,172
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,191	22,611
Stock issued under employee benefit and stock compensation plans	6,428	6,572
Deferred income tax provision	(1,977)	4,106
Other	(237)	280
Changes in operating assets and liabilities:
Accounts receivable	(3,411)	10,386
Unbilled services	(10,056)	(10,710)
Inventory	609	907
Accounts payable	2,658	(5,040)
Accrued liabilities	(451)	(23,579)
Unearned revenue	(10,945)	(23,343)
Income taxes payable	9,593	—
Other assets and liabilities, net	(7,488)	1,077
Net cash provided by operating activities	53,378	19,439

Cash flows from investing activities:
Investment in affiliate	(20,741)	—
Capital expenditures	(23,280)	(20,358)
Other, net	71	(46)
Net cash used in investing activities	(43,950)	(20,404)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	40,623	14,919
Purchase of treasury stock	(70,105)	(13,931)
Net cash (used in) provided by financing activities	(29,482)	988

Effect of exchange rate changes on cash	1,064	2,904

Net change in cash and cash equivalents	(18,990)	2,927

Cash and cash equivalents, beginning of period	171,600	75,913

Cash and cash equivalents, end of period	$152,610	$78,840